EXHIBIT T3B(2)

                                  TRANSTEL S.A.
                                    By - Laws

                                  CHAPTER FIRST
                KIND OF COMPANY, NAME, TERM AND CORPORATE PURPOSE


ARTICLE 1 - NATURE AND NAME. The company is a commercial stock capital corporation and its name will be Transtel S.A. (hereinafter the "Company").

ARTICLE 2 - DOMICILE. The domicile of the Company will be the city of Yumbo, Valle del Cauca, Colombia, but it may establish branches and agencies in any city of the country or abroad pursuant to the Law and in accordance with the provisions of these by-laws.

ARTICLE 3 - TERM OF DURATION OF THE COMPANY. The term of duration of the Company will be of 50 years from the date of this Public Deed but it may be dissolved before such date for the causes established in Article 49 of these by-laws.

ARTICLE 4 - CORPORATE PURPOSE. The Company will have as its purpose the performance of any commercial act related with the investment in companies which in turn develop the activity of operating the telecommunication services, specially, fixed telephone service in territorial entities and also the rendering of services and activities of television by subscription, open television, voice telecommunication, data and image or a combination thereof, basic services of added value, telematic, tv-sales, demotic, tv-news, tv-games, ofimatic, safety, control, measurement, telecommands, radio communication, private and public grids, intercom, movies, radio broadcasting and advertising including the rendering, installation, production, fabrication, distribution, or lease of all types of services, stations, channels, grids, equipment and television system, informatics, private and public mailing, in particular, but not limited to, the exploitation and production of services and sale of software for any media, either recorded, filmed or alive, and which have been directly produced or acquired or only represented, also equipment and services of telepoint, paging, beeper, trunking, security, electronic alarms, electronic monitoring, radio broadcasting, voice mail, data, fax and images and international nets of voice, data, text, and images. The company may undertake also all activities related, associated and complementary to its main purpose. In developing its corporate purpose the company may perform the following activities: A) Investment in movable assets or urban or rural real estate, and the acquisition of any of them, with the purpose of exploiting them in accordance with their the nature and destination as well as the management, leasing, encumbrance and/or transferring of such movable assets or real estate; enter into usufructs contracts, anticresis; use the financial mechanisms of trust and leasing when they may be applicable; B) the purchase, sale, distribution, import and/or export, acquisition, obtaining or use under any title of any type of goods and services related to its corporate purpose; C) the investment of its funds in bonds, term deposits, accounts with financial institutions, securities, quotas, interests or


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stock in public or private companies, national or foreign, whether by the incorporation of new companies or the acquisition of such quotas, interests or shares and the negotiation of any class of rights as long as in such events the company in any financial intermediation activity; D) the representation and agency of domestic and/or foreign companies, provided that their purpose falls within this corporate purpose; E) to execute any type of act or contract determined to fulfill or support the correct performance of the corporate purpose, under which, among others, the Company may execute projects or facilities within an efficient, practical and convenient structure from a financial and economic domestic perspective, having the option to perform them under the following ones: Construction, Operation and Transfer (BOT); Construction, Operation, Temporary Owned and Transfer (BOOT); Construction, Operation, Maintenance and Transfer (BOOM); concession, goal-cost, turn-key or any other that may partial or totally involve third parties; F) to give or take cash or kinds under credit, without falling into an financial intermediary or brokerage activity; G) to solicit invention patents, trademark or tradename registrations and execute any Intellectual Property related contract; H) to execute banking agreements; I) to issue, endorse, collect, claim and pay any kind of security; J) to participate in public and private bids and file proper biding offers; K) execute the acts and contracts from a civil law, labor, fiscal and management nature, towards the performance of the corporate purpose; L) to lend to third parties and within a related corporate purpose scope, technology and specialized services with own or other's personnel, equipment.


Paragraph: The performance of the Company's corporate purpose and the execution of any related, attached or associated act, necessary for its proper development, will be governed under private law, unless provided by law.


                                 CHAPTER SECOND
                       THE CAPITAL, STOCK AND SHAREHOLDERS


ARTICLE 5 - AUTHORIZED CAPITAL. The authorized capital of the Company is the amount of one billion five hundred thousand million Colombian pesos (Col$1.500.000.000.000) divided into one billion five hundred thousand million (1.500.000.000.000) shares with a par value of one Colombian pesos (Col$1) each.

ARTICLE 6 - RIGHTS GIVEN BY THE SHARES OF CORPORATE SOCK. Every share of corporate stock will entitle its owner to the following rights: 1. To participate in the deliberations of the meetings of the Shareholders Assembly and to vote therein. 2. To receive a proportional share of the corporate profits as established by the Shareholders Meeting based on the financial statements at the end of the corresponding fiscal period, subject to the provisions of the law and these by-laws. 3. To freely inspect the corporate books and documents within the fifteen (15) business days before the Ordinary meeting of the Shareholders Assembly. 4. To receive a proportional share of the corporate assets, at the time of liquidation and after payment of the external liabilities of the Company. 5. Any other rights provided in the law and in these bylaws.


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ARTICLE 7 - TYPE OF STOCK. The corporate stock may be common or privileged. The former will entitle the holders to the essential rights established in the previous article and in the Law. The latter will entitle the shareholders to the privileges established by the Commercial Code and those provided by the Shareholders Assembly. In addition to the common and privileged stock, the Company has issued risk bonds as provided in the Restructuring Agreement executed on November 25, 2003, in accordance with Law 550 of 1999 in the form of convertible notes. The risk bonds entitle their holders to vote in the Shareholders Assembly for the election of the Board of Directors. Taking into account that the Company has issued Convertible Notes, the Company has already issued by this bylaws enough ordinary shares to be issued to the holders of Convertible Notes when they convert into common stock, stock that shall remain in the reserve until the mentioned Convertible Notes become effectively common stock.

ARTICLE 8 - RULES FOR THE SUBSCRIPTION OF STOCK. The stock not subscribed in the act of incorporation and those the Company may later issue, will be placed in accordance with the rules for the subscription of stock provided in the Commercial Code and in these by-laws. It will correspond to the Board of Directors to approve the rules for the subscription of common stock. The Shareholders Assembly will be in charge of approving the rules for the issuance and placement of privileged stock.

ARTICLE 9 - PREEMPTIVE RIGHTS. The subscription of newly issued stock will be subject to the preemptive rights provided for in article 388 of the Code of Commerce. The subscription rights will be subject to a right of first refusal among the shareholders of the Company.


ARTICLE 10 - STOCK CERTIFICATES. The stocks will be represented by stock certificates, which will be nominative and will be issued in continuous series, signed by the Company's legal representative and by the secretary of the Company appointed by the Board of Directors to that effect.

ARTICLE 11 - NEGOTIATION OF SHARES. The negotiation of shares shall not be subject to the right of first refusal.


ARTICLE 12 - ADDITIONAL PROCESS FOR NEGOTIATION OF SHARES. All transfers of shares must be registered in the Company's stockholders ledger. In order to make a new registration and issue the certificate to the purchaser, it will be necessary to previously cancel the certificates issued to the transferor.


Paragraph: Regarding forced sales and judicial award of shares, the registration will be made upon submission of the original or authenticated copy of the corresponding documents.


ARTICLE 13 - PLEDGE OF SHARES. The shareholders may pledge all or part of their shares, in accordance with the law and these by-laws.

ARTICLE 14 - USUFRUCT. The shareholders may give in usufruct, all or part of their shares, in accordance with the law and these bylaws.


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ARTICLE 15 - PRIVILEGED STOCK. The Company may issue privileged stock subject to the provisions of the applicable laws and the respective privileges must be approved by the Shareholders Assembly, with the favorable vote of a plural number of shareholders representing more than eighty percent (80%) of the subscribed stock.

ARTICLE 16 - CONVERTIBLE NOTES. The Convertible Notes issued by the Company in accordance with the Restructuring Agreement dated November 25, 2003, grant their holders the right to receive Common Stock of the Company on a pro rata basis in accordance to the conversion table attached to this By-laws as Schedule 1. The conversion events of the Convertible Notes and all other regulation governing the Convertible Notes are established in the New Convertible Notes Indenture entered into between the Company and HSBC Bank USA acting in its capacity as indenture trustee. Prior to the conversion of the Convertible Notes and while they are outstanding, the holders of the Convertible Notes shall have the right to vote, in accordance with article 40 of Law 550 of 1999, on an as converted basis, in any Shareholders Assembly of the Company in which any or all the members of the Board of Directors of the Company are to be elected. In order to calculate the number of common shares that the Convertible Notes are entitled to vote, the secretary of the relevant meeting shall follow the conversion table contained in Schedule 1. Therefore, in order to calculate the electoral quotient, the secretary of the relevant meeting shall consider the Convertible Notes as common stock of the Company duly subscribed and paid.

Paragraph: The Convertibles Notes were issued by the Company outside of Colombia as a private issue and are not governed by the general rules governing the issue of bonds in Colombia.


                                  CHAPTER THIRD
                     DIRECTION AND MANAGEMENT OF THE COMPANY


ARTICLE 17 - DIRECTIVE BODIES. The Company will have the following directive bodies: 1. Shareholders Assembly. 2. Board of Directors. 3. President. In addition, the Company shall have a Operating Vice-President, a Financial Vice-President and a Comptroller. The President together with the Operating Vice-President, the Financial Vice-President and the Comptroller conform the Core Management of the Company. The election of the members of the Core Management corresponds to the Board of Directors. Their appointment and removal must be approved by the favorable vote of at least 4 members of the Board of Directors, provided, however, that in the event of a removal proposed by the Comptroller, article 40 of these by-laws shall prevail.

ARTICLE 18 - THE SHAREHOLDERS ASSEMBLY. The Shareholders Assembly is formed by the shareholders of the Company gathered in a meeting with such quorum and conditions provided in these by-laws or in the Law.

ARTICLE 19 - DUTIES OF THE SHAREHOLDERS ASSEMBLY. The Shareholders Assembly shall have the following duties: 1.- To determine what reserves must be made in


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addition to legal reserve; 2.- To determine the amount of the dividends, as well as the form and term of payment; 3.- To order any corresponding actions against the managers, officers, directors or the fiscal auditor of the Company; 4.- To elect the principal and alternate members of the Board of Directors as hereinafter established, as well as the fiscal auditor and all other officers of the Company whose appointment may correspond to it; 5.- The issuance of stock; 6.- To study and approve or disapprove the amendments to these by-laws including the increase of authorized capital; 7.- To study and approve or refuse to approve the financial statements for the end of the period and the accounts to be presented by the management; 8.- To dispose of the Company's profits in the manner established in these by-laws and in the Law; 9.- To consider the reports submitted by the President and the Board of Directors regarding the status of the corporate business and the report of the fiscal auditor; 10.- To authorize the issuance of industry stock (Acciones de Industria); 11.- To adopt any measures that may be required for the interest of the Company; 12.- To delegate in the Board of Directors, or in the management whenever it may consider it convenient and for specific cases, any of the duties which delegation is not prohibited by Law; 13.- To appoint the Company's liquidator and its alternate; 14.- To decide as to the re-acquisition of the Company's issued stock; 15.- To approve the issuance of bonds; 16.- To decide on such matters on which the Board of Directors was unable to reach the required unanimous approval; and 17.- All other duties provided in the Law or in these by-laws.

ARTICLE 20 - ORDINARY MEETINGS OF THE SHAREHOLDERS ASSEMBLY. The Ordinary Meetings of the Shareholders Assembly will be held once a year, within the four
(4) months following the end of every calendar year, previous call by the President, the Board of Directors, or the fiscal auditor in order to examine the situation of the Company, appoint managers and all other officers to be elected by it, determine the financial guidelines for the Company, study and approve the accounts and financial statements of the last period, decide on the distribution of profits and agree on the decisions directed to accomplish the corporate purpose.

ARTICLE 21- EXTRAORDINARY MEETING OF THE SHAREHOLDERS ASSEMBLY. Extraordinary Meetings of the Shareholders Assembly will be held when so required by unexpected or urgent needs of the Company, and may be called by the Board of Directors, the legal representative, the fiscal auditor or the Comptroller.

ARTICLE 22 - NOTICE OF ORDINARY AND EXTRAORDINARY MEETINGS OF THE SHAREHOLDERS' ASSEMBLY. Notice will be given by means of a written communication sent to the address that every shareholder has registered with the administration of the Company. In absence of a registered address, the notice will be sent to the address appearing in the telephone book of the city of domicile of the shareholder. The notice will include the agenda for the meeting. In the case of ordinary meetings the notice shall be sent at least forty five (45) calendar days prior to the meeting and not later than March 1st of each year. In the case the ordinary shareholders meeting has not been summoned prior to the first business day of April of the relevant year, the ordinary shareholders meeting shall meet in accordance to Article 25 of this by-laws, otherwise it


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will take place on the date indicated in the notice. In the case of extraordinary meetings the notice shall be sent at least thirty five (35) calendar days prior to the meeting. For calculating the days in advance for the notice, either for ordinary or extraordinary meetings, neither the day of the notice or the date of the meeting will be taken into account.


The Shareholders may not modify, neither totally nor partially, the agenda established for the meeting according to the notice delivered, neither add any new item. Any change to the agenda, or suggested change shall derive in a summon to a new meeting.


ARTICLE 23 - QUORUM FOR DELIBERATION AND DECISIONS. The Shareholder Assembly shall deliberate with a plural number of shareholders representing more than fifty percent (50%) of the subscribed and paid in shares, except when the Law requires a lower quorum.

In addition, the Shareholders Assembly may validly deliberate and decide in lieu of meetings pursuant to the mechanisms established in articles 19 and 20 of Law 222 of 1995. All decisions, of any type, will be taken by majority of more than fifty percent (50%) of the subscribed and paid shares, unless the Law or these by-laws require a higher majority for specific cases.


ARTICLE 24 - MEETING BY SECOND SUMMON. If a meeting is summoned and is not held for lack of quorum, a second meeting will be summoned and the shareholders may deliberate and decide validly thereat, with a plural number of shareholders, regardless of the amount of shares represented. This second meeting must be held not prior to ten (10) business days, nor after thirty (30) business days, counted as of the date of the first meeting. However, the matters which approval requires a special majority or unanimity, by law or these bylaws, will still be subject to the required special majority or unanimity.


ARTICLE 25- MEETINGS OF THE SHAREHOLDERS ASSEMBLY BY OWN RIGHT. If the ordinary meeting of the Shareholders Assembly is not summoned, in accordance to these by-laws, or if it were unduly summoned, the Shareholders may meet on their own right, no notice being required, on the first business day of the month of April, at 10:00 a.m. at the offices of the main domicile of the Company where its management operates. In this case the Shareholders Meeting may validly deliberate and decide with a plural number of shareholders, regardless of the number of shares represented. However, the matters which approval requires a special majority or unanimity, by Law or by these by-laws, will still be subject to the required special majority or unanimity.

ARTICLE 26 - MINUTES OF THE MEETINGS OF THE SHAREHOLDERS ASSEMBLY. The Company shall keep minutes of all meetings of the Shareholders Assembly. Copies of each version of the minutes shall be transmitted to each Shareholder promptly after the relevant meeting. The decisions of the Shareholders' Assembly will be recorded in the Minutes Book of the Company, in Spanish. The minutes must be signed by the President of the meeting and the Secretary, or in absence thereof, by the fiscal auditor.


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The minutes will be headed with their number and will include at least the place, date and time of the meeting; the number of subscribed shares; the form and anticipation of the notice; the list of attendants with indication of the number of shares owned or represented by them; the matters discussed; the decisions made and the number of votes cast in favor, against or in blank; the written evidences presented by the attendants during the meeting; the appointments made, and the date and time of opening and closing of the meeting.

ARTICLE 27 - PRESIDENT OF THE MEETING OF THE SHAREHOLDERSASSEMBLY. The meetings Shareholders Assembly, either ordinary or extraordinary, will be presided by the person elected for such purpose by the Shareholders with the favorable vote of a plural number of shareholders representing more than (50%) of the subscribed and paid in shares. The Secretary of the Meeting will be either the Secretary of the Company or the person appointed in each case for such purpose by the Shareholders.

ARTICLE 28 - BOARD OF DIRECTORS. The Board of Directors will be formed by five
(5) principal members, and each one will have up to two personal alternates. As of the approval of these by-laws the term of the Board of Directors shall expire on December 31, 2008 or when the New Senior Notes issued in accordance with the New Senior Notes Indenture (the "New Senior Notes") entered into between the Company and HSBC Bank USA in accordance with the Restructuring Agreement executed on November 25, 2003. Thereafter, the principals and alternates shall be elected by the Shareholders Meetings for periods of one (1) year but may be freely removed at any time, or reelected by the Shareholders Assembly. The members of the Board of Directors may or may not be shareholders of the Company. The alternates will replace the principals in their absolute, temporary or accidental absences and whenever they are replacing the principals they shall be entitled to the rights corresponding to them.

Paragraph: In case there is an acceleration of the New Senior Notes, in accordance with the New Senior Notes Indenture, as a result of that sole fact, the last three members of the Board of Directors shall be deemed automatically removed, in accordance with the most recent election of the board. Consequently, they shall be replaced by the alternate members of the two first members in a numerical manner. Therefore, since that moment the alternates shall be numerical rather than personal.


ARTICLE 29 - PRESIDENCY AND SECRETARY OF THE BOARD OF DIRECTORS MEETINGS. The Board of Directors Meetings will be presided by a member of the Board elected by it for each meeting.

The Secretary of the Board of Directors Meeting will be either the Secretary of the Company or the person elected by the Board of Directors for each meeting, and it may or may not be a member of the Board.

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ARTICLE 30 - ORDINARY MEETINGS OF THE BOARD OF DIRECTORS. The Board of Directors
shall meet in ordinary sessions every month on the dates it may be summoned by the Board itself, by the President, by the fiscal auditor or the Comptroller or by two (2) of its members acting as principals.

ARTICLE 31 - EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS. The Board of Directors shall meet extraordinarily, when required by urgent needs of the Company upon summons given by the Board itself, or by the President, two (2) principal members, the fiscal auditor or the Comptroller.

ARTICLE 32 - NOTICES. - The notice shall be made by written communication sent to each director to the address registered in the Company. In absence of a registered address, the notice will be sent to the address appearing on the telephone book of the city of domicile of the Directors. The notices for the Board of Directors ordinary or extraordinary meetings may be made by fax or by mail, courier or personal delivery, or by any other technical means available. The notice for ordinary meetings shall be made at least ten (10) business days in advance and for extraordinary meetings at least five (5) business days in advance.

Paragraph: Place of the Meetings of the Board of Directors. The Board of Directors may meet validly in the main office of the Company, or in the city of its domicile or abroad.


ARTICLE 33 - QUORUM FOR DELIBERATION AND DECISION BY THE BOARD OF DIRECTORS. The Board of Directors shall validly deliberate with the presence of the majority of its members, and the decisions must be taken by the majority of its members, except as expressly provided otherwise in these bylaws. The Board of Directors may validly deliberate and decide in lieu of meetings according to articles 19 and 20 of Law 222 of 1995.


ARTICLE 34 - DUTIES OF THE BOARD OF DIRECTORS. The Board of Directors will have the following duties: 1.- To issue its own regulations; 2.- To freely elect and remove the members of the Core Management and their alternates, when applicable, and determine their compensation; 3.- To approve the duties, responsibilities, compensation and authorizations of the President; 4.- To summon the shareholders assembly when necessary or convenient; 5.- To advise the President on all matters concerning the Company's business; 6.- To examine by itself or through commissions of its members the books and records of the Company; 7.- To establish the Company's accounting regulations, indicating the amounts or percentages that may be allocated as expenses to protect the corporate properties or to cover any obligations payable by the Company; 8.- To create the job positions that it may judge necessary for the Company, to hire the employees and to establish their duties and fix their compensations; 9.- To decide on resignations, absences and leaves of absences of the Company's employees whose appointments may correspond to it; 10.- To supervise that the decisions of the Shareholders Assembly and its own decisions are carried out; 11.- To indicate what other requirements the stock certificates of the Company should have in addition to the legal ones, if any; 12.- To determine the


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guarantees it may consider necessary for the issuance of duplicates of the stock certificates; 13.- To submit to the Shareholders Assembly, together with the legal representatives of the Company, for their approval or rejection, the statements for every period together with the documents required by Law; 14.- To authorize the President to undertake actions for which prior board approval is required pursuant to these by-laws or the Law; 15.- To approve the rules for the issuance of common stock; 16.- To approve and authorize the opening of branches of the Company. 17.- To approve the business plan and the budget for each fiscal year and the proposed budgets presented by the President in accordance with
Article 37 hereof. 18.- Appoint the members of an Auditing Committee and approve its functions, including but not limited to having direct access to the President, the Comptroller and the fiscal auditor and approving the annual budget of the subsidiaries of the Company and the changes thereof prior to their submission for the approval of the Board of Directors of the Company. 19.-
Within the scope of duties, powers and authorities of the Comptroller provided under these bylaws, supervise the fulfillment of such, and establish additional duties, powers and authorities the Board deems appropriate under the mentioned scope. To establish the remuneration of the Comptroller. 20. - Appoint the representatives of the Company in any Board of Directors of any subsidiary of the Company. 21.- To decide whether the attendance of the Comptroller to certain meetings of the Board is not necessary. 22.- Approve any new act and/or contract to be entered by the Company and/or the Subsidiaries whose value individually or in the aggregate, whether paid in a single payment or in a series of related transactions equals or exceeds 500 minimum monthly legal salaries. 23.- To decide to retain an employee whose termination has been recommended by the Comptroller. 24.- To approve the annual budget of the subsidiaries of the Company and the changes thereof. 25.- Any other duties as provided for in these bylaws or in the applicable laws. All decisions contemplated in numerals 2, 3, 20, 21 and 23 above need the favorable vote of at least four (4) members of the board. In addition, in the case of numeral 22 the favorable vote of at least four (4) members of the board will be needed if the Comptroller does not recommend the entering into such a contract. With respect to numeral 15 herein, the decision shall need the favorable vote of (i) at least four (4) members of the board if the decision is submitted to it while the New Senior Notes are outstanding; (ii) the majority of the members of the board if the proceeds of the specific issue are to be issued exclusively to pay the New Senior Notes; and
(iii) the majority of the members of the board after the New Senior Notes are discharged.


ARTICLE 35 - MINUTES OF THE BOARD OF DIRECTORS MEETINGS. The Company shall keep minutes of all meetings of the Board of Directors. Copies of each version of the minutes shall be transmitted to each Shareholder promptly after the meeting in question. The discussions and decisions of the Board of Directors will be recorded in the Minutes Book of the Board of Directors, in Spanish. Said minutes must be signed by the President, and by the Secretary of the meeting. The minutes will be headed with their number and will include at least the place, date and time of the meeting, the form and anticipation of the notice, the list of attendants indicating whether they are principal or

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substitute members, the matters discussed, the decisions made and the number of votes cast in favor, against or in blank.


ARTICLE 36 - THE PRESIDENT. The Company will have one President who will be the legal representative of the Company and will be appointed by the Board of Directors, for periods of one (1) year. The legal representative may be reelected or removed at any time and will remain in his position until removed.

First Paragraph: The President will have one (1) alternate, which shall replace him in his absolute or temporary absences. The substitute will be appointed by the Board of Directors for periods of one (1) year, but can be reelected or removed at any time by the Board of Directors. When replacing the President the substitute will have the same duties and authority herein given to the President.

Second Paragraph: In case there is an acceleration of the New Senior Notes, in accordance with the New Senior Notes Indenture, as a result of that sole fact, the President shall be deemed automatically removed and the legal representation of the company shall be assumed by the first principal member of the Board of Directors, or his/her alternate, in accordance with the most recent election of the board, until the Board of Directors appoints a new President.

ARTICLE 37 - DUTIES OF THE PRESIDENT. The President will have the following duties: 1.- To represent the Company and act on its behalf in all acts and contracts within the scope of the purpose of the Company; 2.- To summon the meetings of the Shareholders Assembly and the meetings of the Board of Directors, whether ordinary or extraordinary; 3.- From time to time, or whenever requested by the Board of Directors, submit to the Board of Directors a detailed report on the progress of the corporate business and to each of the Ordinary Meetings of the Shareholders Assembly on a yearly consolidated basis; 4.- To submit to the Meeting of the Shareholders Assembly the financial statements and general inventories and the profit and loss statement, every year, together with the corresponding accounts, which were previously considered by the Board of Directors; 5.- To submit the preliminary financial statements to the Board of Directors; 6.- To prepare and submit to the Board of Directors, the budgets and reports; 7.- All other duties that the Board of Directors may indicate, and those established by the Law and these by-laws; and 8. - To submit to the decision of the Board of Directors the retaining of an employee whose termination has been recommended by the Comptroller and the President objects. In any event, the President shall require the approval of the Board of Directors to enter into or renew any act, purchase order, contract or the similar whose value in the aggregate, whether paid in a single payment or related series of transactions equals or exceeds 500 minimum monthly legal salaries.

ARTICLE 38 - THE FISCAL AUDITOR. The Company shall have a principal fiscal auditor and an alternate. The fiscal auditors will be elected by the Shareholders Assembly, for one (1) year periods, but they may be reelected, or removed at any time. The fiscal auditor will have the duties provided in article 207 of the Code of Commerce, as it may be


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modified or replaced, will perform all other duties provided by law and those which, being compatible with the above, the Shareholders Assembly may determine.

ARTICLE 39 - SECRETARY. The Company will have a Secretary, freely appointed and removed by the Board of Directors, who may act as Secretary of the Meetings of the Shareholders Assembly and of the Board of Directors.

ARTICLE 40 - COMPTROLLER. The company shall have a Comptroller appointed by the Board of Directors. The Comptroller reports directly to the Board of Directors and shall attend to all meetings of the Board of Directors unless the Board of Directors decide that his assistance is not necessary for certain meetings. The Comptroller will have the following duties, powers and authorities: 1.- To report directly to the Board of Directors, and take any such action within the scope of his responsibilities as may be directed by the Board of Directors; 2.- Prior to going to the Board of Directors for approval, to recommend the execution and/or renewal by the Company and/or the Subsidiaries of any act, contract, agreement, purchase order, convention or the similar whose value in the aggregate, whether paid (in whatever manner) in a single payment or in a series of related transactions, equals or exceeds 500 minimum monthly salaries. If the Comptroller does not recommend the execution of the particular contract, approval by the favourable vote of at least four (4) members of the Board of Directors will be required; 3.- To recommend to the President the termination of any contract with any employee of the Company. If the President objects to the termination of the labor contract of an employee, then the decision not to terminate shall be made by the favorable vote of at least four (4) members of the Board of Directors; 4.- To counter sign any checks, payment instruments, deposit instructions or wire transfers to be made by the Company or any of its Subsidiaries in connection with a single transaction or a series of related transactions in excess of the lesser of Col$75,000,000 or US$25,000. The Comptroller shall be registered as an authorized signatory in all bank and trust or financial accounts of the Company and the Subsidiaries. For purposes of calculation, the amounts expressed in US Dollars in this article shall be converted in Colombian pesos at the market exchange rate (TRM) applicable for the relevant action in the day it occurs.


                                 CHAPTER FOURTH
               FINANCIAL STATEMENTS, DIVIDENDS AND LOSSES, REPORTS

ARTICLE 41- BALANCE SHEET. The 31st of December of every year the Company shall close its accounts and prepare the inventory and the balance sheet, which will be presented by the Board of Directors and the manager to the Shareholders Meeting, together with all documents required by Law.


ARTICLE 42 - PROFIT AND LOSS STATEMENT. The 31st of December of every year a profit and loss statement will be prepared. In order to determine the final results of the operations performed during the respective period, it will be required that the necessary amounts to take care of depreciation, devaluation and securing of the corporate properties


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


have been previously allocated according to the law, the accounting standards and the regulations of the Board of Directors. This document and all others required by Law or by the competent authority will be submitted to the Shareholders' Assembly.


ARTICLE 43- LEGAL RESERVE. The Company will establish a legal reserve equal to at least to 50% of the subscribed capital, which will be formed with 10% of the net profits for each period. When this reserve reaches the mentioned 50%, the Company will not have any obligation to continue allocating the aforementioned 10% of the net profits. However if it decreases, said 10% will be allocated again until the reserve reaches the limit established herein.


ARTICLE 44 - OCCASIONAL RESERVES. The occasional reserves ordered by the Shareholders Meeting will only be compulsory for the period for which they are made and the Shareholders Assembly may change their destination or distribute them when they become unnecessary. These reserves must have a specific destination and be approved in the manner provided in these by-laws or in the Law.


ARTICLE 45 - STATUTORY RESERVES. The Company may create statutory reserves, with the formalities and quorum provided in these bylaws and in the Law.


ARTICLE 46 - DIVIDENDS. Subject to the general regulations regarding distribution of profits, the profits approved by the Shareholders Assembly will be distributed among the shareholders; these profits shall be based on trustworthy financial statements and the distributions will be made after the legal or statutory or occasional reserves and the allocations for the payment of taxes have been made.

The distribution of profits shall be approved by the Shareholders Assembly with the favorable vote of at least seventy eight percent (78%) of the shares represented at the meeting. If such majority is not reached, the Company must distribute at least 50% of the profits or of the balance thereof, if the Company has to offset losses from previous periods.


ARTICLE 47 - PAYMENT OF DIVIDENDS. In order to make the payment of the dividends, the shareholder or the person authorized to receive them, must present the corresponding share certificates. Payment of dividends will be evidenced on the reverse side of the certificate, including the amount of the dividends paid and the date of payment.


ARTICLE 48 - LOSSES. The losses will be offset with the reserves created for this purpose and in their default with the legal reserve. The reserves which purpose were to absorb certain losses cannot be used to offset other losses, except if so determined by the Shareholders Assembly. In the event the legal reserve is not enough to offset the loss, the corporate profits of subsequent periods will be applied to this purpose.


                                  CHAPTER FIFTH
                   DISSOLUTION AND LIQUIDATION OF THE COMPANY

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ARTICLE 49 - EVENTS OF DISSOLUTION. The Company shall be dissolved upon occurrence of one of the following:


1.- When losses occur which decreases the net worth below 50% of the subscribed capital; 2.- When 95% or more of the subscribed shares belong to one shareholder; 3.- For expiration of the term provided, if it were not extended validly prior to its expiration; 4.- By impossibility to carry out the corporate purpose, by termination of same or by extinction of the thing or things which exploitation constitutes the corporate purpose; 5.- By reduction of the number of shareholders to less than five; 6.- By the Company's declaration of voluntary or mandatory liquidation; 7.- By decision by the shareholders, adopted pursuant to the law and these by-laws; 8.- By decision of a competent authority, in the events provided by law; 9.- By any other legal causes.

Paragraph: However, the shareholders may avoid the dissolution of the Company by adopting whatever modifications may be applicable, according to the event of dissolution and in compliance with the requirements of amendment of these bylaws and in compliance with the Law, provided the amendment is finalized within the six months following the occurrence of the event of dissolution.

ARTICLE 50 - MEETINGS OF THE SHAREHOLDERS ASSEMBLY DURING PERIOD OF LIQUIDATION. During the period of liquidation of the Company the Shareholders Assembly shall meet on the dates indicated by these by-laws for ordinary sessions. Also, it will meet whenever called by the liquidators, the fiscal auditor or the remaining persons expressly authorized to do so according to these bylaws. The decisions of the Shareholders Assembly, either ordinary or extraordinary, must have direct relation with the liquidation.


ARTICLE 51 - BOARD OF DIRECTORS. During the period of liquidation the Board of Directors shall act as an Advising Board.


ARTICLE 52 - LIQUIDATOR. The Board of Directors shall appoint the liquidator and his alternate, as instructed by the Shareholders Assembly.

Paragraph: When two (2) or more liquidators are appointed, they shall act jointly, unless the Shareholders Assembly decides otherwise.

ARTICLE 53- OBLIGATIONS AND DUTIES OF THE LIQUIDATORS. The liquidators shall have the duties determined by the Law and particularly the following: 1.- To continue and conclude the corporate operations that may be pending at the time of dissolution; 2.- To require the previous administrators or whoever has managed the interests of the Company to render a report of their performance, if such report has not been yet approved by the Company; 3.- To collect the Company's credits, including those corresponding to subscribed capital not entirely paid; 4.- To request the return of the corporate assets held by the shareholders or third parties, if their delivery is required, and to return the assets which do not belong to the Company; 5.- To sell the corporate assets, except those which pursuant to the by-laws or specific decision of the shareholders should


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


be distributed in kind; 6.- To keep the corporate books and correspondence and to assure the integrity of the Company's properties; 7.- To liquidate and pay the debts with third parties and shareholders, as provided hereafter; 8.- To submit the accounts or liquidation statements when he may consider it convenient or when requested by the shareholders.

Paragraph: The liquidators are specifically authorized to make payments in kind.


ARTICLE 54 - PROCESS OF LIQUIDATION. Once the external liabilities of the Company have been paid, the remaining assets will be distributed among the shareholders. The distribution will be evidenced in a liquidation certificate, indicating the name of the shareholders, the value of the respective contribution and the amount of money or goods received by each one as a result of the liquidation. This certificate will be registered at a Notary located in the corporate domicile, together with any other documents required by the Law, if any. If the goods to be distributed are subject to special formalities regarding its transference, such formalities shall be performed by the liquidators.


ARTICLE 55 - FINAL LIQUIDATION ACCOUNT. After liquidation of the corporate assets corresponding to each shareholder, the liquidator shall call the Shareholders Assembly, which must decide as to the approval of the accounts submitted and of the liquidation certificate. These decisions, may be adopted with the favorable vote of the majority of shareholders attending the meeting, regardless of the value of the shares represented. If the notice of the meeting is duly made and none of the shareholders attend, the liquidator shall call a second meeting to be held ten (10) days after. If none of the shareholders attend this second meeting, the accounts presented by the liquidator or liquidators shall be deemed approved and they cannot be opposed afterwards.


                                  SIXTH CHAPTER
                            MISCELLANEOUS PROVISIONS

ARTICLE 56- SHAREHOLDERS REGISTRY. The Company shall have a Shareholders Registry, where the share certificates issued will be recorded, indicating their number and date of registration. The sale, transfer, attachments or judicial proceedings in connection with the shares and other transactions or operations provided by the Law, will also be registered therein.


ARTICLE 57 - MINUTES BOOK OF THE BOARD OF DIRECTORS MEETINGS AND THE SHAREHOLDERS ASSEMBLY. The Company shall keep separate books for the minutes of the Board of Directors Meetings and the Shareholders' Assembly. These minutes shall be prepared as provided by these by-laws and in accordance with the Law.

TRANSITORY PROVISIONS. -

UNIQUE.- SUBSCRIBED CAPITAL.- Out of one billion five hundred thousand million shares (1.500.000.000.000) in which the authorized capital of the Company is divided, each one for a face value of one Colombian peso (Col$1), there are currently three hundred


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thirteen thousand five hundred ninety four million six hundred forty-eight thousand two hundred fifteen (313.594.648.215) shares subscribed as follows:


     SHAREHOLDERS               PERCENTAGE                   SHARES
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TOTAL                           100%
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